Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), amended as of December 31, 2008 between BUNGE LIMITED, a Bermuda company (the “Company”), and JOAO FERNANDO KFOURI (the “Executive”).

WHEREAS, the Executive currently serves as Managing Director of the Food Products Division of the Company and the parties hereto desire to continue their relationship on the terms set forth in this Agreement;

WHEREAS, the Executive is party to an Employment Agreement, dated as of July 1, 2005 (the “2005 Employment Agreement”), with the Company, and the parties desire to amend the 2005 Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (the “Section 409A”); and

WHEREAS, the Executive is party to an agreement with the Company, dated May 10, 2001 (amended as of August 9, 2004) (the “Prior Agreement”) that is superseded in its entirety by the 2005 Employment Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties hereto agree as follows:

1.             EFFECTIVENESS OF AGREEMENT

1.1           General.  This Agreement is effective as of the date hereof (the “Effective Date”).

2.             EMPLOYMENT AND DUTIES

2.1           General.  The Company hereby agrees to continue to employ the Executive, and the Executive agrees to serve, as Managing Director of the Food Products Division of the Company upon the terms and conditions herein contained, including without limitation, the Executive’s extensive international business travel as part as of his global responsibilities.  The Executive shall perform such other duties and services for the Company commensurate with the Executive’s position, as may be designated from time to time by the Board of Directors of the Company (the “Board”).  The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board.

2.2           Services.

2.2.1        Services.  Except during vacation periods and periods of absence due to sickness, personal injury or other disability, the Executive shall devote all of his business time and attention during the Employment Term (as defined below) to the services required of him hereunder.  During the Employment Term, the Executive shall use his best efforts to promote the interests of the Company and, as determined by the Company, its Subsidiaries (as defined below) (such Subsidiaries, together with the Company, the “Bunge Group”).  Notwithstanding the foregoing, subject to Article 6, the devotion of reasonable periods of time by Executive to serving as a member of Dream Brand Import, LLC shall not be deemed to be a breach of this Agreement, provided that such activities do not interfere with the services required to be rendered on behalf of the Bunge Group.  For purposes of this Agreement, “Subsidiary” shall mean (a) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (b) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest.

2.3           Term of Employment.  The Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue in effect until the termination of the Executive’s employment pursuant to Section 5 of this Agreement (such period of employment shall hereinafter be referred to as the “Employment Term”).

3.             COMPENSATION

3.1           Base Salary.  During the Employment Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of U.S. $540,000 per annum, payable in arrears in substantially equal installments in accordance with the Company’s payroll practices, as in effect from time to time.  Any adjustments in Base Salary shall be made by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.

3.2           Annual Incentive Bonus.  During the Employment Term, the Executive shall be entitled to participate in the Company’s Annual Incentive Plan (the “AIP”), under which the Executive shall have an annual bonus target of no less than 66 percent (66%) of his Base Salary.  Actual bonus amounts paid to the Executive shall be subject to the satisfaction of applicable performance criteria in accordance with the terms of the AIP.

3.3           Long-Term Equity Incentive.  During the Employment Term, the Executive shall be entitled to participate in the Bunge Limited Equity Incentive Plan, as amended from time to time (such plan, together with any successor or replacement plan(s), shall hereinafter be referred to as the “Bunge Equity Plan”).  The terms and conditions of the Executive’s equity awards pursuant to the Bunge Equity Plan shall be determined in accordance with the terms of the Bunge Equity Plan and the relevant award agreements.

3.4           Reimbursement of Business Expenses.  The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him during the Employment Term in the fulfillment of his duties hereunder, upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company business expense and reimbursement practices, but in no event shall the Company reimburse the Executive later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

4.             EMPLOYEE BENEFITS

4.1           General.  Except as otherwise provided in this Agreement, during the Employment Term, the Executive shall not be included and shall not be eligible to participate in any employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing retirement benefits, profit sharing, disability benefits, or health and life insurance) established by the Company for its employees.

4.2           Vacation.  During the Employment Term, the Executive shall be eligible for 20 calendar days of paid vacation each calendar year.  If the Executive’s employment terminates for any reason, the Executive shall only be paid for unused vacation that accrued during the calendar year in which his Date of Termination (as defined below) occurs.

4.3           Director and Officer Indemnification Coverage.  The Company shall furnish the Executive with coverage by the Company’s customary director and officer indemnification arrangements, subject to applicable law.

5.             TERMINATION OF EMPLOYMENT

5.1           Termination of Employment for Any Reason; Resignation for Any Reason.

5.1.1        General.  If, prior to the expiration of the Employment Term, the Executive’s employment with the Company is terminated by the Company for any reason or the Executive resigns from his employment hereunder for any reason, the Executive shall be entitled only to payment of his accrued but unpaid Base Salary as is then in effect through and including the Date of Termination.  Subject to Sections 4.2 and 4.3, the Executive shall have no further right to receive any other compensation or benefits after such termination of or resignation from employment, except as determined in accordance with the terms of the Company’s equity plans and related award agreements and benefit plans and programs.

5.1.2        Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean (a) with respect to the termination of the Executive’s employment for Cause, the date specified in a written notice of termination from the Company to the Executive; (b) with respect to the termination of the Executive’s employment for any reason other than for Cause, the date specified in a written notice of termination from the Company to the Executive; provided, however, that such date shall be at least sixty (60) days after the date the Company provides such written notice of termination to the Executive; (c) with respect to the Executive’s resignation for any reason, 60 days after receipt by the Company of a written notice of resignation from the Executive; and (d) with respect to the termination of the Executive’s employment due to death, the date of the Executive’s death.

5.2           Cause.  Termination for “Cause” shall mean termination of the Executive’s employment because of:

(a)           any act or omission that constitutes a material breach by the Executive of this Agreement;

(b)           the willful and continued failure or refusal of the Executive to substantially perform the duties required of him as an employee of the Company;

(c)           any willful and material violation by the Executive of any law or regulation applicable to any business of the Bunge Group, or the Executive’s conviction of, or a plea of nolo contendere to, a felony, or any willful perpetration by the Executive of a common law fraud; or

(d)           any other willful misconduct by the Executive that is materially injurious to the financial condition, business or reputation of, or is otherwise materially injurious to, any member of the Bunge Group.

6.             PROTECTIVE COVENANTS

6.1           Confidentiality.  The Executive agrees with the Company that he shall not at any time during or subsequent to the Employment Term, except in the performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose or appropriate for his own use, or for the use of a third party, any secret or confidential information of or related to the Bunge Group.  The Executive confirms that all confidential information is and shall remain the exclusive property of the Bunge Group.  All business records, papers and documents kept or made by the Executive relating to the business of the Bunge Group shall be and remain the property of the Bunge Group.

6.2           Nonsolicitation.  The Executive agrees that, during the Employment Term and during the twelve month period immediately following his termination of employment, he shall not, directly or indirectly (except in the course of his employment with the Company), (i) solicit or contact any customer of the Bunge Group (or any other entity that the Executive knows is a potential customer with respect to specific products of the Bunge Group) for any commercial pursuit that to the knowledge of the Executive is in competition with the Bunge Group or that is contemplated from time to time during the Employment Term by any corresponding business plan; (ii) take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Bunge Group, or induce, or attempt to induce, any employees, agents or independent contractors of or to the Bunge Group to do anything from which the Executive is restricted by reason of this Section 6.2; or (iii) offer or aid others to offer employment to employees of the Bunge Group, or interfere or attempt to interfere with any employees of the Bunge Group.

6.3                                 Cooperation of the Executive.  During and after the Executive’s employment with the Company, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company or any former or current member of the Bunge Group. The Company shall reimburse the Executive for all reasonable costs and expenses incurred in connection with his performance under this Section 6.3, including, without limitation, all reasonable attorneys’ fees and costs.

6.4                                 Certain Remedies.  Without intending to limit the remedies available to the Bunge Group, the Executive agrees that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Bunge Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Bunge Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6.  Such injunctive relief in any court shall be available to the Bunge Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

7.                                       MISCELLANEOUS

7.1                                 Communications.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) if delivered by hand, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (c) if mailed by registered or certified mail (postage prepaid, return receipt requested), on the fifth business day after mailed to the appropriate party at the following address (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)                                  if to the Company:

Bunge Limited
Attn:  Chief Personnel Officer
50 Main Street, 6th Floor
White Plains, New York 10606
Fax:  (914) 684-3458

(b)                                 if to the Executive:

Joao Fernando Kfouri
1111 Crandon Boulevard
Key Biscayne, Florida 33149
Fax:  (305) 365-1890

7.2                                Waiver of Breach.  The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.

7.3                                Severability.  The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein.  It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof.  Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

7.4           Assignment; Successors.  No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the Company shall cause its obligations remaining under this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company’s business or assets; provided, however, that no such assumption shall relieve the Company of its obligations under this Agreement to the extent such obligations are not satisfied by the entity assuming the Company’s obligations hereunder, unless the Company obtains the written consent of the Executive at the time of such assumption.

7.5           Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter set forth herein, including, without limitation, the Prior Agreement.  This Agreement may be amended at any time by mutual written agreement of the parties hereto.

7.6           Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes and such other deductions as may be required by applicable law.

7.7           Governing Law.  This Agreement shall be subject to, and construed in accordance with, the laws of the State of New York.

7.8           Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

7.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.10.        Separate Payments.  For the purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

7.11.        Specified Employee.            Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s termination of employment he is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, the Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the termination of the Executive’s employment (whether such payments or benefits are provided to the Executive under this Agreement or under any other plan, program or arrangement of the Company), until the date which is the first business day following the six-month anniversary of the Executive’s Date of Termination, at which time such delayed payments will be paid to the Executive in a lump sum; provided, however, that a payment delayed pursuant to this Section 7.11 shall commence earlier in the event of the Executive’s death prior to the six-month anniversary of his Date of Termination.

7.12.        Section 409A Compliance.  (i) Notwithstanding any contrary provision in this Agreement, if any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, such provision may be modified by the Committee without notice and consent of any person in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A.

(ii) If any payment or benefit owed to the Executive under this Agreement is considered for purposes of Section 409A to be owed to the Executive by virtue of his termination of employment, such payment or benefit shall be paid if and only if such termination constitutes a “separation from service” with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto; provided, however for the purposes of determining which entity is a service recipient or employer, “at least 20 percent” is substituted for “at least 80 percent” in each place it appears in Treasury Regulation §1.414(c)-2.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first written above.

BUNGE LIMITED

By:	/s/ Alberto Weisser
Name: Alberto Weisser
Title: Chief Executive Officer

EXECUTIVE

/s/ Joao Fernando Kfouri
Joao Fernando Kfouri